OPINION OF COUNSEL, JODY M. WALKER


           [JODY M. WALKER - LETTERHEAD]



November 30, 2004


U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington D.C.  20549

Re:      Advanced ID Corporation
         Form SB-2 Registration Statement
         OPINION OF COUNSEL


Ladies and Gentlemen:

            OPINION OF COUNSEL


I have acted as counsel to Advanced ID Corporation in connection with the preparation and filing of a Registration Statement on Form SB-2. The registration statement covers the registration under the Securities
Act of 1933, as amended, of 2,500,000 units.   Each unit consists of
one common share and one warrant to purchase one common share with an
exercise price of $1.00 for a period of three years.   I have examined
the registration statement, Advanced ID's articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors.

Based upon the foregoing, and assuming that the units and the common shares and warrants comprised in the units have been and will be issued and that Advanced ID will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which the units and the common shares and warrants comprised in the units have been and may be sold, I am of the opinion that the units and the common shares and warrants comprised in the units have been and will be validly issued, fully paid and
nonassessable.   I am also of the opinion that the registered units and
the underlying warrants are binding obligations of Advanced ID and that the common shares underlying the warrants will, when issued upon exercise of the warrants, be validly issued, fully paid and non-assessable.

This opinion opines upon South Dakota law, including the South Dakota Constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.



This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on my knowledge of the law and facts as of the date hereof.

This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with Advanced ID in respect to any matter which comes to our attention hereafter.



              CONSENT


I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.


Sincerely,

/s/ Jody M. Walker
-------------------
Jody M. Walker